Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 pursuant to Rule 462(b) of the Securities Act of 1933 of Kidpik Corp. of our report dated May 17, 2021, on our audits of the financial statements of Kidpik Corp. as of January 2, 2021 and December 28, 2019 and for the years then ended, which includes an explanatory paragraph related to Kidpik Corp.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts”.

/s/ CohnReznick LLP

New York, New York

November 10, 2021